Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. BEGINS TRADING ON OTCQX

MIAMI, FLORIDA, January 19, 2017 – Spanish Broadcasting System, Inc. (OTCQX: SBSAA) (the “Company”) announced today that its shares of common stock began trading on the OTCQX® Best Market, effective today, January 19, 2017. The shares are trading on the OTCQX under the symbol “SBSAA”.

On January 17, 2017, the Company received a letter from The NASDAQ Stock Market LLC notifying the Company that based upon the Company’s continued non-compliance with the NASDAQ rule requiring that the minimum market value of its common stock exceed $15 million, the Company’s securities would be suspended from NASDAQ effective with the open of business on January 19, 2017, pending ultimate delisting.

The Company will continue to file periodic and other required reports with the Securities and Exchange Commission under applicable federal securities laws.

Investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 250 affiliated stations reaching 93% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667